Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266032

Prospectus

4,148,472 Shares of Common Stock

The selling stockholders named in this prospectus (the “selling stockholders”), should it choose to do so after the effectiveness of this registration statement, may offer up to 4,148,472 shares of common stock, $0.01 par value per share (the “Common Stock”), of SilverBow Resources, Inc. (the “Company”). Such shares were issued by the Company to the selling stockholders in connection with an acquisition by the Company pursuant to a purchase and sale agreement by and among Sundance Energy, Inc. (“Sundance”), Armadillo E&P, Inc. and Sea Eagle Ford, LLC, and the Company and SilverBow Resources Operating, LLC, dated April 13, 2022 (the “Purchase Agreement”). All of these shares of stock are being sold by the selling stockholders named in this prospectus, or any of the selling stockholders’ respective transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of Common Stock being offered in this prospectus. We will not receive any proceeds from the sale of shares by any of the selling stockholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify the selling stockholders against certain liabilities. For more information related to the selling stockholders, please read “Selling Stockholders.”

This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus. The selling stockholders may offer and sell our Common Stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, the selling stockholders may offer and sell these securities from time to time, together or separately. If the selling stockholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds the selling stockholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SBOW.” The last reported sale price of our Common Stock on August 8, 2022, as reported by the NYSE, was $37.15 per share.

See the section entitled “Risk Factors” beginning on page 7 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 8, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus and the applicable prospectus supplement, before making an investment decision.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “SilverBow Resources,” “Company,” “we,” “us” or “our” are to SilverBow Resources, Inc. and, as applicable, its subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, over time, offer and sell the securities described in this prospectus in one or more offerings or resales. This prospectus provides a general description of the securities. Each time the selling stockholders sell any of the securities described herein, the selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus and the documents incorporated by reference, including those regarding our strategy, future operations, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impact of inflation, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “predict,” “potential,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry;

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actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries) with respect to oil production levels and announcements of potential changes in such levels;

•	the benefits of the transactions with SandPoint Operating, LLC (“SandPoint”) and Sundance;

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risks related to the transactions with SandPoint and Sundance, including the risk that the benefits of the transactions may not be fully realized or may take longer to realize than expected, that the costs of the acquisitions will be significant, and that management attention will be diverted to transaction-related issues;

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operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

•	volatility in natural gas, oil and NGL prices;

•	future cash flows and their adequacy to maintain our ongoing operations;

•	liquidity, including our ability to satisfy our short- or long-term liquidity needs;

•	our borrowing capacity, future covenant compliance, cash flow and liquidity;

•	operating results;

•	asset disposition efforts or the timing or outcome thereof;

•	ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof;

•	the amount, nature and timing of capital expenditures, including future development costs;

•	timing, cost and amount of future production of oil and natural gas;

•	availability of drilling and production equipment or availability of oil field labor;

•	availability, cost and terms of capital;

•	timing and successful drilling and completion of wells;

•	availability and cost for transportation of oil and natural gas;

•	costs of exploiting and developing our properties and conducting other operations;

•	competition in the oil and natural gas industry;

•	general economic and political conditions, including political tensions and war;

•	opportunities to monetize assets;

•	our ability to execute on strategic initiatives;

•	effectiveness of our risk management activities including hedging strategy;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation of the oil and natural gas industry;

•	developments in world oil and natural gas markets and in oil and natural gas-producing countries;

•	uncertainty regarding our future operating results; and

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other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2021 (“Annual Report”), our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2022, and other filings with the SEC.

Many of the foregoing risks and uncertainties, as well as risks and uncertainties that are currently unknown to us, are, and may be, exacerbated by the COVID-19 pandemic and any consequent worsening of the global business and economic environment. New factors emerge from time to time, and it is not possible for us to predict all such factors. Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements speak only as of the date they are made. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under the section entitled “Risk Factors” beginning on page 7 of this prospectus, as well as the other documents that we incorporate by reference into this prospectus and any applicable prospectus supplement, including our Annual Report, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 3, 2022;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 5, 2022 and for the quarter ended June 30, 2022, filed with the SEC on August 4, 2022;

•	our Current Reports on Form 8-K filed with the SEC on April 13, 2022, April 14, 2022, May 17, 2022, June 24, 2022 and July 5, 2022;

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our Current Report on Form 8-K filed with the SEC on June  6, 2022 including (i) the unaudited consolidated statements of operations, statements of cash flows and statements of members’ common equity of Sundance for the three-month periods ended March 31, 2022 and 2021, and the notes related thereto and (ii) the unaudited pro forma condensed combined balance sheet of the Company as of March 31, 2022 and the unaudited pro forma condensed combined statements of operations of the Company for the three-month period ended March  31, 2022, filed as Exhibit 99.1 and Exhibit 99.2, respectively, thereto;

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the description of our Common Stock contained in our registration statement on Form 8-A, filed May 2, 2017, as updated by Exhibit 4.9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as subsequently amended or updated for the purpose of updating the description of our Common Stock;

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the audited statement of revenues and direct operating expenses of the assets for the year ended December 31, 2020 and the unaudited statement of revenues and direct operating expenses of the assets for the nine months ended September  30, 2021 of Teal Natural Resources, LLC and Castlerock Production, LLC, each included in Exhibit 99.1 to our Amendment to Current Report on Form 8-K/A, filed with the SEC on February 2, 2022;

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the financial statements as of December 31, 2021 and for the period from January 1, 2021 through April 22, 2021 (predecessor) and for the period from April 23, 2021 through December 31, 2021 (successor) of Sundance Energy, Inc. and its consolidated subsidiaries, as included on pages B-1 through B-39 of Annex B to our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 9, 2022; and

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the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2021 of SilverBow Resources, as included on pages 57 through 69 of our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 9, 2022.

In addition, all documents filed after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information “furnished” pursuant to Item 2.02 or Item 7.01 with the SEC on any Current Report on Form 8-K and other portions of documents that are “furnished,” but not “filed,” pursuant to applicable rules promulgated by the SEC, unless otherwise noted), prior to the completion or termination of the applicable offering under this prospectus and any applicable prospectus supplement, shall be deemed to be incorporated by reference into this prospectus.

We file annual, quarterly and other reports and other information with the SEC (File No. 001-08754). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may inspect a copy of the registration statement through the SEC’s website. We make available free of charge on or through our Internet website, http://www.sbow.com, our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not a part of this prospectus and is not incorporated by reference into this prospectus (unless specifically incorporated by reference into this prospectus as described above).

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through the SEC’s website at the address provided above. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that is incorporated by reference into this prospectus (excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into such documents), at no cost, by visiting our Internet website at www.sbow.com, or by writing or calling us at the following address:

Investor Relations Department

920 Memorial City Way, Suite 850

Houston, Texas 77024

(281) 874-2700

Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

THE COMPANY

SilverBow is an independent oil and gas company headquartered in Houston, Texas. The Company’s strategy is focused on acquiring and developing assets in the Eagle Ford and Austin Chalk located in South Texas. SilverBow’s acreage position in each of its operating areas is highly contiguous and designed for optimal and efficient horizontal well development. The Company has built a balanced portfolio of properties with a significant base of current production and reserves coupled with low-risk development drilling opportunities and meaningful upside from newer operating areas.

Our principal executive offices are located at 920 Memorial City Way, Suite 850, Houston, Texas 77024. The telephone number of our principal executive offices is (281) 874-2700. Our corporate website address is http://www.sbow.com. The information contained on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Also, please read the cautionary statement in this prospectus under “Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our Common Stock.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, we are authorized to issue up to 50,000,000 shares of stock, including up to 40,000,000 shares of Common Stock, par value $0.01 per share, and up to 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of June 30, 2022, we had 22,306,506 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our First Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), our First Amended and Restated Bylaws (our “Bylaws”), the Delaware General Corporation Law (“DGCL”) and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

Voting Rights. Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of Preferred Stock pursuant to applicable law or the provisions of the certificate of designation creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Dividends. Dividends may be paid to the holders of Common Stock when, as and if declared by the board of directors of the Company (the “Board”) out of funds legally available for their payment, subject to the rights of holders of any Preferred Stock. We have never declared a cash dividend and we intend to continue our policy of using retained earnings for expansion of our business.

Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally, in proportion to the number of shares of Common Stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding Preferred Stock, if any, have received their liquidation preferences in full.

Non-Assessable. All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we or the selling stockholders offer and issue under this prospectus will also be fully paid and non-assessable.

No Preemptive Rights. Holders of Common Stock are not entitled to preemptive purchase rights in future offerings of our Common Stock.

Section 1123. We are prohibited from issuing any nonvoting equity securities to the extent required under Section 1123(a)(6) of the U.S. Bankruptcy Code and only for so long as Section 1123 of the U.S. Bankruptcy Code is in effect and applicable to us.

Listing. Our outstanding shares of Common Stock are listed on the NYSE under the symbol “SBOW.” Any additional Common Stock we issue will also be listed on the NYSE.

Preferred Stock

The Board can, without approval of our shareholders, issue one or more series of Preferred Stock and determine the number of shares of each series and the rights, preferences and limitations of each series. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of our authorized Preferred Stock. If we offer Preferred Stock, a description will be filed with the SEC and the specific designations and rights will be described in a prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the Preferred Stock;

•	the price at which the Preferred Stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the Preferred Stock;

•	the liquidation preference of the Preferred Stock;

•	the voting rights of the Preferred Stock;

•	whether the Preferred Stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the Preferred Stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the Preferred Stock.

The description of the terms of the Preferred Stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of Preferred Stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or incorporate it by reference.

Undesignated Preferred Stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of Preferred Stock may adversely affect the rights of the holders of our Common Stock. For example, any Preferred Stock issued may rank prior to our Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. As a result, the issuance of shares of Preferred Stock may discourage bids for our Common Stock or may otherwise adversely affect the market price of our Common Stock or any existing Preferred Stock.

Any Preferred Stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the Board before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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on or after such time the business combination is approved by the Board and authorized at a meeting of stockholders by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

We have elected to not be subject to the provisions of Section 203 of the DGCL.

Our Certificate of Incorporation and Our Bylaws

Provisions of our Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock.

Among other things, our Certificate of Incorporation and Bylaws:

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provide for the division of the Board into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the stockholders elect their qualified successors, subject to the terms of the Nomination Agreement (as defined below);

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of Preferred Stock or certain Board designation rights, and subject to the terms of the Nomination Agreement, be filled by a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

•	provide that our Bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of our then outstanding voting stock;

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provide that special meetings of our stockholders may only be called by our Chairman of the Board, Chief Executive Officer or by a majority of the total number of directors which the Company would have if there were no vacancies;

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authorize the Board to adopt resolutions providing for the issuance of undesignated Preferred Stock. This ability makes it possible for the Board to issue, without stockholder approval, Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•	provide that the authorized number of directors may be changed only by the Board, subject to the terms of the Nomination Agreement;

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establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy proposals) to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, for a proposal to be timely submitted for consideration at an annual meeting, notice must be delivered to our secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•	provide that our Bylaws may be amended by the Board; and

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provide that that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws, or (4) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Any person or entity purchasing or otherwise holding any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Certificate of Incorporation regarding exclusive forum. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.

The exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Director Nomination Agreement

In connection with our emergence from bankruptcy on April 22, 2016, we entered into the Director Nomination Agreement (the “Nomination Agreement”) with Strategic Value Partners, LLC (“SVP”) and certain other consenting noteholders named therein (the “Consenting Noteholders”). The Nomination Agreement is referenced in the Certificate of Incorporation as necessary to effectuate its terms. Pursuant to the Nomination Agreement:

(1) following the expiration of the initial terms of the Board, the Board will consist of seven members as follows:

(a)	the Chief Executive Officer of the Company, which shall be a Class III Director (as defined in the Certificate of Incorporation);

(b)

two nominees designated by SVP (the “SVP Designated Directors”), which shall be one Class I Director (as defined in the Certificate of Incorporation) and one Class III Director; provided, that (i) the number of nominees designated by SVP shall be reduced to one director, which shall be a Class III Director, at such time as SVP and its affiliates (other than other Consenting Noteholders) (the “SVP Entities”) collectively beneficially own Common Stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (ii) SVP shall permanently, and despite any later increase in their equity percentage, no longer be entitled to designate a nominee at such time as the SVP Entities collectively beneficially own Common Stock representing an equity percentage of less than 8%;

(c)

two nominees designated by the Consenting Noteholders (excluding SVP until such time that SVP is no longer entitled to designate an SVP Designated Director), which shall be two Class II Directors (as defined in the Certificate of Incorporation); provided, that (i) the number of nominees designated by the Consenting Noteholders shall be reduced to one director, which shall be a Class II Director, at such time as the Consenting Noteholders and their affiliates (the “Noteholder Entities”) collectively beneficially own Common Stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (ii) except as set forth in section (d) below, such Consenting Noteholders shall permanently, and despite any later increase in their equity percentage, no longer be entitled to designate a nominee at such time as the Noteholder Entities collectively beneficially own Common Stock representing an equity percentage of less than 8%;

(d)

for the purposes of calculating the equity percentage in clauses (i) and (ii) of section (c), with respect to SVP’s ownership, the equity percentage shall only include the portion of SVP’s equity percentage that exceeds 15% up to a maximum of 7.9%, until such time that SVP is no longer entitled to designate an SVP Designated Director. At such time that SVP is no longer entitled to designate an SVP Designated Director, all of SVP’s ownership shall be included in the equity percentage calculations in clauses (i) and (ii) of section (c). For the purposes of section (c), the designation right contained in such provision shall still be available at the time SVP is no longer entitled to designate an SVP Designated Director, if at such time, the equity percentage ownership threshold in clause (ii) of section (c) is satisfied; and

(e)

one independent director and one additional director (which will be the Chairman) nominated by the Nominating and Strategy Committee of the Board, which shall be a Class I Director and a Class III Director, respectively.

(2) for so long as such persons are entitled to designate a nominee for director under the terms thereof, SVP and the Consenting Noteholders have the right to remove the respective directors nominated by them pursuant to the Nomination Agreement, and to designate an individual to fill the vacancy created by such removal or upon any other removal of such person as director under the Certificate of Incorporation or Bylaws on the date of such replacement designation.

The Nomination Agreement terminates upon the earlier to occur of (x) such time as the Consenting Noteholders in the aggregate no longer beneficially own Common Stock representing an equity percentage equal to or greater than 8% or (y) the delivery of written notice to the Company by all of the Consenting Noteholders, requesting the termination of the Nomination Agreement. Further, at such time as a particular Consenting Noteholder no longer beneficially owns any shares of Common Stock, all rights and obligations of such Consenting Noteholder under the Nomination Agreement will terminate.

As of June 30, 2022, the Consenting Noteholders own less than the requisite equity percentage necessary to maintain their right to nominate two Class II Directors under the Nomination Agreement and certain negative control rights provided for in the Certificate of Incorporation. As such, the related provisions of the Nomination

Agreement for the right to nominate each of the Class II Directors and the Certificate of Incorporation are no longer operative.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Certificate of Incorporation also provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Certificate of Incorporation also permits us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in Certificate of Incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

SELLING STOCKHOLDERS

This prospectus relates to 4,148,472 shares of our Common Stock, which were issued by the Company to the selling stockholders in connection with an acquisition by the Company pursuant to the Purchase Agreement. The filing of the registration statement of which this prospectus forms a part is pursuant to our obligations under the registration rights agreement, dated June 30, 2022, between the Company and the selling stockholders, which was executed in connection with the closing of the transactions contemplated by the Purchase Agreement. We agreed to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify the selling stockholders against certain liabilities.

The information contained in the table below in respect of the selling stockholders (including the number of shares of Common Stock beneficially owned and the number of shares of Common Stock offered) has been obtained from the selling stockholders and has not been independently verified by us. We may supplement this prospectus from time to time in the future to update or change this list of selling stockholders and the number of shares of Common Stock that may be offered and sold by any of the selling stockholders. The registration for resale of the shares of Common Stock does not necessarily mean that the selling stockholders will sell all or any of these shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of Common Stock in transactions exempt from the registration requirements of the Securities Act, after the date on which it provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of the shares of Common Stock is based upon the assumption that the selling stockholders will sell all of the shares of Common Stock beneficially owned by it that are covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Except as described in the footnotes to the following table, the selling stockholders named in the table have not held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Common Stock in the footnotes of this table does not constitute an admission of beneficial ownership for the selling stockholders named below.

As of June 30, 2022, there were 22,306,506 shares of our Common Stock issued and outstanding.

Name of selling stockholder	Shares of Common Stock beneficially owned prior to the offering		Shares of Common Stock to be offered	Shares of Common Stock beneficially owned after the offering
	Number	Percentage		Number	Percentage
AG Energy Funding, LLC (1)	1,546,851	6.9%	1,546,851	—	—%
Apollo Atlas (Holdings) SPV, LLC (2)	167,227	*	167,227	—	—%
Apollo Kings Alley Credit SPV, L.P. (3)	80,121	*	80,121	—	—%
Apollo Moultrie Credit Fund L.P. (4)	124,985	*	124,985	—	—%
Apollo Tactical Value SPN Investments, L.P. (5)	318,735	1.4%	318,735	—	—%
ATCF SPV, L.P. (6)	207,175	*	207,175	—	—%
Apollo TR Opportunistic LTD (7)	115,133	*	115,133	—	—%
Apollo Union Street SPV, L.P. (8)	63,315	*	63,315	—	—%
MPI (London) Limited (9)	10,283	*	10,283	—	—%
Amissima Diversified Income ICAV (10)	51,413	*	51,413	—	—%
Tranquilidade Diversified Income ICAV (11)	83,611	*	83,611	—	—%
Ares Capital Corporation (12)	1,015,215	4.6%	1,015,215	—	—%
Ares Direct Finance I LP (12)	19	*	19	—	—%
CION Ares Diversified Credit Fund (12)	16,722	*	16,722	—	—%
Diversified Loan Fund-Private Debt A S.À R.L. (12)	47,409	*	47,409	—	—%
Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P. (12)	7,609	*	7,609	—	—%
Morgan Stanley Capital Group Inc. (17)	292,649	1.3%	292,649	—	—%

*	Less than 1%.
(1)

Angelo, Gordon & Co., L.P. (“Angelo Gordon”), in its capacity as manager of AG Energy Funding, LLC (“AG Energy Funding”), has sole power to vote and dispose of all Common Stock held by AG Energy Funding. Josh Baumgarten and Adam Schwartz are the co-managing members of AG GP LLC (“AG GP”), which is the general partner of Angelo Gordon, and Messrs. Baumgarten and Schwartz are the co-chief executive officers of Angelo Gordon. Each of Mr. Baumgarten, Mr. Schwartz, and AG GP may be deemed to control Angelo Gordon.

(2)

Apollo Atlas (Holdings) SPV, LLC is a Delaware limited liability company, its sole member is Apollo Atlas Master Fund, LLC, a Cayman Islands limited liability company. Joseph Glatt, Tammy Jennissen and Sam Ellis are the managing members of Apollo Atlas Master Fund, LLC.

(3)

Apollo Kings Alley Credit SPV, L.P. is a Delaware limited partnership, its general partner is Apollo Kings Alley Credit Advisors (DC), L.P., a Delaware limited partnership. Apollo Kings Alley Credit Advisors (DC), L.P.’s general partner is Apollo Kings Alley Credit Advisors (DC-GP), LLC, a Delaware limited liability company. Apollo Kings Alley Credit Advisors (DC-GP), LLC’s sole member is APH Holdings (DC), L.P., a Cayman Islands limited partnership. APH Holdings (DC), L.P.’s general partner is Apollo Principal Holdings IV GP, Ltd., a Cayman Islands limited company. Scott Kleinman, Marc Rowan and James Zelter are the directors of Apollo Principal Holdings IV GP, Ltd.

(4)

Apollo Moultrie Credit Fund, L.P. is a Delaware limited partnership, its general partner is Apollo Moultrie Credit Fund Advisors, L.P., a Delaware limited partnership. Apollo Moultrie Credit Fund Advisors, L.P.’s general partner is Apollo Moultrie Capital Management, LLC, a Delaware limited liability company. Apollo Moultrie Capital Management, LLC’s sole member is APH Holdings (DC), L.P., a Cayman Islands limited partnership. APH Holdings (DC), L.P.’s general partner is Apollo Principal Holdings IV GP, Ltd., a Cayman Islands limited company. Scott Kleinman, Marc Rowan and James Zelter are the directors of Apollo Principal Holdings IV GP, Ltd.

(5)

Apollo Tactical Value SPN Investments, L.P. is a Cayman Island limited partnership, its general partner is Apollo Tactical Value SPN Advisors (APO DC), L.P., a Cayman Islands limited partnership. Apollo

Tactical Value SPN Advisors (APO DC), L.P.’s general partner is Apollo Tactical Value SPN Capital Management (APO DC-GP), LLC, an Anguilla limited liability company. Apollo Tactical Value SPN Capital Management (APO DC-GP), LLC’s sole member is APH Holdings (DC), L.P., a Cayman Islands limited partnership. APH Holdings (DC), L.P.’s general partner is Apollo Principal Holdings IV GP, Ltd., a Cayman Islands limited company. Scott Kleinman, Marc Rowan and James Zelter are the directors of Apollo Principal Holdings IV GP, Ltd.
(6)

ATCF SPV, L.P. is a Delaware limited partnership, its general partner is Apollo Tower Credit Advisors (DC), L.P., a Cayman Islands limited partnership. Apollo Tower Credit Advisors (DC), L.P.’s general partner is Apollo Tower Credit Advisors (DC-GP), LLC, a Cayman Islands limited liability company. Apollo Tower Credit Advisors (DC-GP), LLC’s sole member is APH Holdings (DC), L.P., a Cayman Islands limited partnership. APH Holdings (DC), L.P.’s general partner is Apollo Principal Holdings IV GP, Ltd., a Cayman Islands limited company. Scott Kleinman, Marc Rowan and James Zelter are the directors of Apollo Principal Holdings IV GP, Ltd.

(7)	Apollo TR Opportunistic Ltd. is a Cayman Islands limited company. Joseph Glatt is the director of Apollo TR Opportunistic Ltd.
(8)

Apollo Union Street SPV, L.P. is a Delaware limited partnership, its general partner is Apollo Union Street SPV Advisors, LLC, a Delaware limited liability company. Apollo Union Street SPV Advisors, LLC’s managing member is APH Holdings (DC), L.P., a Cayman Islands limited partnership. APH Holdings (DC), L.P.’s general partner is Apollo Principal Holdings IV GP, Ltd., a Cayman Islands limited company. Scott Kleinman, Marc Rowan and James Zelter are the directors of Apollo Principal Holdings IV GP, Ltd.

(9)

MPI (London) Limited is a United Kingdom limited company, its investment manager is Apollo TRF MP Management, LLC, a Delaware limited liability company. Apollo TRF MP Management, LLC’s sole member is Apollo Capital Management, L.P., a Delaware limited partnership. Apollo Capital Management, L.P.’s general partner is Apollo Capital Management GP, LLC, a Delaware limited liability company. Apollo Capital Management GP, LLC’s sole member is Apollo Management Holdings, L.P., a Delaware limited partnership. Apollo Management Holdings, L.P.’s general partner is Apollo Management Holdings GP, LLC, a Delaware limited liability company. Marc Rowan, Scott Kleinman and James Zelter are the managers of Apollo Management Holdings GP, LLC.

(10)

Amissima Diversified Income ICAV is an Irish Collective Asset-management Vehicle. Apollo Management International LLP, a United Kingdom limited liability partnership, is its portfolio manager. Apollo Management International LLP’s member is AMI (Holdings), LLC, a Delaware limited liability company. AMI (Holdings), LLC’s sole member is Apollo International Management, L.P., a Delaware limited partnership. Apollo International Management, L.P.’s general partner is Apollo International Management GP, LLC, a Delaware limited liability company. Apollo International Management GP, LLC’s sole member is Apollo Management Holdings, L.P., a Delaware limited partnership. Apollo Management Holdings, L.P.’s general partner is Apollo Management Holdings GP, LLC, a Delaware limited liability company. Marc Rowan, Scott Kleinman and James Zelter are the managers of Apollo Management Holdings GP, LLC.

(11)

Tranquilidade Diversified Income ICAV is an Irish Collective Asset-management Vehicle. Apollo Management International LLP, a United Kingdom limited liability partnership, is its portfolio manager. Apollo Management International LLP’s member is AMI (Holdings), LLC, a Delaware limited liability company. AMI (Holdings), LLC’s sole member is Apollo International Management, L.P., a Delaware limited partnership. Apollo International Management, L.P.’s general partner is Apollo International Management GP, LLC, a Delaware limited liability company. Apollo International Management GP, LLC’s sole member is Apollo Management Holdings, L.P., a Delaware limited partnership. Apollo Management Holdings, L.P.’s general partner is Apollo Management Holdings GP, LLC, a Delaware limited liability company. Marc Rowan, Scott Kleinman and James Zelter are the managers of Apollo Management Holdings GP, LLC.

(12)

Each of Ares Capital Corporation, Ares Direct Finance I LP, CION Ares Diversified Credit Fund, Diversified Loan Fund-Private Debt A S.À R.L. and Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P. (collectively, the “Ares Entities”) are governed by Ares Management LLC and certain of its affiliates (collectively, “Ares Advisor Entities”) which serve as managers, investment advisers or investment sub-advisors to such Area Entities. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and together with Ares Advisor Entities, Ares Voting, Ares Management GP, Ares Management, Ares Holdco and Ares Management Holdings, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, Antony Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members. Each of the Ares Entities, and the Board Members, and the other directors, officers, partners, stockholders, members and managers of the Ares Entities, expressly disclaims beneficial ownership of any and all shares held by the Managed Funds, except to the extent of any pecuniary interest therein.
(13)	Morgan Stanley Capital Group Inc. is a Delaware corporation. Brett Humphreys, Sebastian Crapanzano, Jay Hallik, Parker Corbin and Jakob Horder are the directors of Morgan Stanley Capital Group Inc.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares of Common Stock by the selling stockholders, or by any of the selling stockholders’ partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares of Common Stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares of Common Stock may be sold include:

1.	privately negotiated transactions;

2.	underwritten transactions;

3.	exchange distributions and/or secondary distributions;

4.	sales in the over-the-counter market;

5.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

6.	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

7.

a block trade (which may involve a cross trade) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

8.	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

9.	short sales;

10.	through the writing of options on the shares, whether or not the options are listed on an options exchange;

11.	through the distribution of the shares by the selling stockholders to any of the selling stockholders’ partners, members or stockholders;

12.	a combination of any such methods; and

13.	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock pursuant to an exemption from regulation pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders may elect to make an in-kind distribution of its shares of Common Stock to any of the selling stockholders’ members, partners or shareholders. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of our Common Stock pursuant to the distribution through the registration statement of which this prospectus is a part of.

Transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the securities to underwriters or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares of Common Stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares of Common Stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close its short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by such selling stockholder and, if such selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement. Matters relating to the securities will be passed for the selling stockholders by each of the selling stockholders’ own respective counsel.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Information set forth or incorporated by reference in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values in the report prepared by H.J. Gruy and Associates, Inc., independent petroleum engineers. All such information has been so included on the authority of such firm as expert regarding the matters contained in its reports.

The audited statement of revenues and direct operating expenses of the assets of Teal Natural Resources, LLC and Castlerock Production, LLC for the year ended December 31, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Weaver and Tidwell, L.L.P., independent auditors, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Sundance Energy, Inc. as of and for the year ended December 31, 2020, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Sundance Energy, Inc. and its subsidiaries, as of December 31, 2021 (Successor) and, for the period from January 1, 2021 through April 22, 2021 (Predecessor) and for the period from April 23, 2021 through December 31, 2021 (Successor), incorporated in this Registration Statement on Form S-3 from SilverBow Resources, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 9, 2022, have been audited by Moss Adams LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an other matter paragraph related to the classification of the oil and gas assets and liabilities as held for sale) which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

4,148,472 Shares of Common Stock

Prospectus

August 8, 2022